Exhibit (99)(a)
EXPERTS

The consolidated financial statements of Lincoln Benefit Life Company at December 31, 2020, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and at December 31, 2019, and for the year in the period ended December 31, 2019, by Deloitte & Touche, independent registered public accounting firm, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.